UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 10, 2010

I.D. SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15087	22-3270799
(State or Other	(Commission	(IRS Employer
Jurisdiction of Incorporation)	File Number)	Identification No.)

One University Plaza, Hackensack, New Jersey	07601
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(201) 996-9000

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 10, 2010, I.D. Systems, Inc., a Delaware corporation (the “Company”), entered into an Office Lease Agreement (the “Lease Agreement”) with IPC New York Properties, LLC, a Delaware limited liability company (“IPC”), as landlord, pursuant to which the Company agreed to lease from IPC certain premises (the “Leased Premises”) located in Woodcliff Lake, New Jersey, to be used as the Company’s corporate headquarters. Occupancy is expected to occur during the third quarter of 2010.

The Leased Premises consist of approximately 21,400 leasable square feet, and include office space, storage space and data/server space.  The base rent for the Leased Premises varies over the Term (as defined below), and generally ranges from approximately $457,200 to $534,700 per year.  The Company also will be responsible for its pro rata share of any operating expenses, taxes and insurance expenses incurred by IPC in connection with the office building in which the Leased Premises are located.  The initial term of the Lease Agreement (the “Term”) is for a period of ten years and seven months, and is scheduled to commence on July 15, 2010 and to expire on February 28, 2021.  Under the Lease Agreement, the Company has the option to extend the Term for up to two subsequent five-year periods, provided that the base rent during any extension term will be at a “market” rate reasonably determined by IPC.

The summary of the Lease Agreement does not purport to be complete and is qualified in its entirety by reference to full text of the Lease Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2010.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

 The information under Item 1.01 above (“Entry into a Material Definitive Agreement”) is incorporated by reference into this Item 2.03, and is qualified in its entirety by reference to the full text of the Lease Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

I.D. SYSTEMS, INC.
By:	/s/ Ned Mavrommatis
Name: Ned Mavrommatis
Title: Chief Financial Officer

Date: May 14, 2010